EXHIBIT 99.1
NEWS RELEASE
RANGE ANNOUNCES FIRST QUARTER RESULTS
FORT WORTH, TEXAS, APRIL 28, 2009...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced first quarter results. Production averaged 416 Mmcfe per day, representing another record high for the Company and a 12% increase over the prior-year quarter. This represents the 25th consecutive quarter of sequential production growth. Currently, the Company is running 15 rigs versus 33 rigs at this time last year. While production increased 12%, realized prices fell 31%. Oil and gas prices, after adjustment for hedging, averaged $6.62 per mcfe, versus $9.55 per mcfe in the prior-year quarter. This compares to price realizations of $6.86 per mcfe for fourth quarter 2008. As a result, oil and gas sales (including cash settled derivatives) declined 23% to $248 million. Cash flow from operations before changes in working capital, a non-GAAP measure, declined 34% to $158 million. Reported net income jumped by $30.9 million to $32.6 million due to non-cash hedging gains. Diluted earnings per share were $0.21 compared to $0.01 per share in the prior year. Adjusting for certain non-cash items, net income comparable to analysts’ estimates would have been $38.4 million compared to $96.4 million in the first quarter of 2008. The comparable diluted earnings per share using these analyst adjusted numbers would have been $0.24 in 2009 and $0.63 in 2008. Adjusted earnings and cash flow per share both exceeded the average analysts’ estimates. (See the accompanying tables reconciling these non-GAAP measures.)
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “While our financial results reflect the decline in oil and gas prices, our operating results were strong, reflecting excellent first quarter drilling results. On the cost side of our business, unit operating costs continued to decline, and we are seeing significant decreases in service costs. In regard to our capital budget, we expended the majority of our leasehold budget in the first quarter to tie up key leases on attractive terms, especially as it relates to the Marcellus Shale play. While debt rose in the first quarter, we anticipate reducing debt during the remainder of the year through lower capital spending and asset sales. For the balance of the year, 83% of our natural gas production is hedged providing significant cash flow protection. For the remainder of this year through 2010, we believe, based on current future prices and the asset sales in process, that we can execute our capital program while maintaining a strong balance sheet. Given our excellent portfolio of drilling opportunities driven by the Marcellus, Nora and the Barnett, coupled with our low cost structure and shallow decline property base, we are well positioned to continue to grow production and reserves at low costs, even if natural gas prices do not rebound as soon as many predict. In particular, our progress in the Marcellus Shale play continues to give us increasing confidence that we can do more with less. Given the progress we have made so far in 2009, we not only anticipate exiting 2009 at a net Marcellus production rate of 80 – 100 Mmcfe per day, but also now anticipate doubling that in 2010.”
Financial Discussion –
(Excludes non-cash mark-to-market and non-cash stock-based compensation items shown separately on attached tables)
For the quarter, production averaged 416 Mmcfe per day, comprised of 339 Mmcf per day of gas (82%) and 12,725 barrels per day of oil and natural gas liquids. Wellhead prices, including cash-settled derivatives, averaged $6.62 per mcfe, a 31% decrease over the prior-year period. The average gas price was $6.47 per mcf, a 30% decrease, and the average oil price decreased 15% to $59.64 a barrel.
Direct operating expenses for the quarter were $0.93 per mcfe, a 3% decrease versus the prior-year quarter of $0.96 and $0.94 in the fourth quarter 2008. Production taxes were $0.22 per mcfe, a 46% decline versus the prior-year quarter of $0.41 per mcfe due to lower commodity prices and $0.27 per mcfe in the fourth quarter 2008. Exploration expense in the first quarter totaled $12.3 million, down from $15.5 million in the prior year due primarily to lower dry hole costs. General and administrative expenses were $0.50 per mcfe, an increase of $0.12 per mcfe from the prior-year quarter due primarily to higher personnel costs associated with the Marcellus Shale play, but $0.03 per mcfe lower than fourth quarter 2008. Interest expense rose to $26.6 million compared to $23.1 million in the prior-year quarter, due to higher debt balances. Interest expense was $0.71 per mcfe as compared to $0.69 per mcfe for the prior-year quarter and $0.74 per mcfe for the fourth quarter 2008. Depreciation, depletion and amortization rose to $2.25 per mcfe, versus $2.08 per mcfe in the prior-year quarter and $2.18 per mcfe for fourth quarter 2008 due to higher depletion rates and our current production mix. The first quarter abandonment and impairment expense was $19.6 million compared to $1.4 million in the comparable period of the prior year due to increases in our estimates of abandonment expense.
First quarter development expenditures totaled $166 million, funding the drilling of 101 (64.4 net) wells and 7 (7.0 net) recompletions. A 99% success rate was achieved with 100 (63.8 net) wells productive. At quarter-end, 52 (33.2 net) wells were in various stages of completion or waiting on pipeline connection. In addition, $72 million was spent on acreage and $8 million on expanding gas gathering systems and $12 million on exploration. The significant investment in acreage in first quarter was primarily spent in the Marcellus and Barnett shale plays.
Operational Discussion –
During the first quarter, the Marcellus Shale division continued to make solid progress. In 2008, Range ordered six custom-designed drilling rigs for the Marcellus. The first two of the custom-designed rigs, which come equipped with crawlers, have been delivered and are now drilling. These rigs are expected to save both time and money. Range plans to drill more than 60 horizontal wells in the Marcellus Shale play in 2009.
Marcellus well results continue to be encouraging as the most recently completed horizontal well had a 24-hour initial production rate of 7.9 Mmcfe per day. We are also in the process of testing another horizontal well at a rate of 10.7 Mmcfe per day. The Company previously announced that the second phase of the Marcellus infrastructure was completed. This includes a new cryogenic gas processing facility, which added an additional 30 Mmcf per day in gas processing capability, bringing processing capacity to a total of 60 Mmcf per day. Two additional expansions of processing capacity are planned for southwestern Pennsylvania that would bring processing capacity to 200 Mmcf per day by late 2009 or early 2010.
The Southwest division delivered strong drilling results in the first quarter. Despite going from six to three rigs in the North Texas Barnett Shale play, production continued to climb. For the month of March, Barnett production averaged 125 Mmcfe per day. This is highlighted by the completion of a new southern Tarrant County well, which averaged 9.6 Mmcfe per day for the first 30 days. This is believed to be the highest 30-day average reported to date from any Barnett Shale well. In addition, five new Barnett wells tested at a combined rate of 19 Mmcfe per day. All five of the wells are located in southeast Tarrant and northwest Ellis counties. Finally, an exceptional well in Parker County recently tested for 5.0 Mmcfe per day. Plans are to focus drilling in the core area of the Barnett with a three-rig program for the remainder of 2009.
Range’s Appalachia division continued to focus on its key coal bed methane, shale and tight gas sand drilling projects in the Nora area of Virginia. After many years of development drilling in the Nora tight gas sands, Range just completed the best well ever drilled in the history of the field. Range has a 50% working interest in the well, which averaged 3.0 Mmcfe per day for 30 days. During the quarter, Range drilled two horizontal Huron Shale wells in the Nora field. To date, nine horizontals have been completed to the Huron Shale and two horizontal Berea wells have been completed. Of the eight horizontal Huron Shale wells that are currently on production, the initial production rates have averaged 1.1 Mmcf per day. The initial production rate on the two Berea horizontal wells has averaged 1.3 Mmcf per day. In addition for the first quarter of 2009, Range has drilled 46 coal bed and 11 tight gas sand wells in the Nora field.
First quarter activity for the Midcontinent division yielded 7 (4.9 net) wells with a 100% success rate. St. Louis Lime activity drove Texas Panhandle drilling in the quarter with 3 (1.6 net) wells turned to first sales at a combined production rate of 7.8 (3.36 net) Mmcfe per day. Activity in the Ardmore Basin Woodford play is also beginning to yield encouraging results. A fourth quarter completion commenced sales at rates up to 4.8 (2.6 net) Mmcfe per day.
Conference Call Information
The Company will host a conference call on Wednesday, April 29 at 1:00 p.m. ET to review these results. To participate in the call, please dial 877-407-0778 and ask for the Range Resources first quarter financial results conference call. A replay of the call will be available through May 6 at 877-660-6853. The account number is 286 and the conference ID for the replay is 321415. Additional financial and statistical information about the period not included in this release but to be presented in the conference call will be available on our home page at www.rangeresources.com.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.
Non-GAAP Financial Measures and Supplemental Tables:
First quarter 2009 results included several non-cash items. A $31.1 million non-cash mark-to-market gain on unrealized derivatives, a $12.4 million expense recorded for the mark-to-market in the deferred compensation plan and $8.3 million of non-cash stock compensation expense were recorded. Excluding these items, net income would have been $38.4 million or $0.25 per share ($0.24 fully diluted). This compares favorably to analysts’ estimates of $0.21 per share. Excluding similar non-cash items from the prior-year quarter, net income would have been $96.4 million or $0.65 per share ($0.63 fully diluted). By excluding these non-cash items from our earnings, we believe we present our earnings in a manner consistent with the presentation used by analysts in their projection of the Company’s earnings. (See accompanying table for calculation of these non-GAAP measures.)
In this news release, Range has reclassified within total revenues its financial reporting of the cash settlement of its commodity derivatives. Under this presentation those hedges considered “effective” under SFAS No. 133 (Appalachia oil and gas hedges and Southwest oil hedges) are included in “Oil and gas sales” when settled. For those hedges designated to regions where the historical correlation between NYMEX and regional prices is “non-highly effective” (Southwest gas) or is “volumetric ineffective” due to sale of the underlying reserves (Southwest oil), they are deemed to be “derivatives” and the cash settlements are included in a separate line item shown as “Derivative fair value income (loss)” in Form 10-Q along with the change in mark-to-market valuations of such unrealized derivatives. The Company has provided additional information regarding oil and gas sales in a supplemental table included with this release, which would correspond to amounts shown by analysts for oil and gas sales realized, including cash-settled derivatives.
“Cash flow from operations before changes in working capital” as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles net cash provided by operations to cash flow from operations before changes in working capital as used in this release. On its website, the Company provides additional comparative information on prior periods.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to significant potential, future or expected earnings, rates of return, expected debt reduction, asset sales, cash flow, capital expenditures, production growth or planned number of wells are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2009-13

Contacts:	Rodney Waller, Sr. Vice President	817-869-4258
	David Amend, Investor Relations Manager	817-869-4266

Karen Giles, Corporate Communications Manager 817-869-4238

	Main number:	817-870-2601
www.rangeresources.com

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
Based on GAAP reported earnings with additional details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenues
Oil and gas sales (a)	$203,189	$307,384
Cash-settled derivative gain (a)(c)	44,475	14,703
Transportation and gathering	(229)	1,256
Transportation and gathering – non-cash stock compensation (b)	(276)	(127)
Change in mark-to-market on unrealized derivatives (c)	31,525	(135,221)
Ineffective hedging gain (loss) (c)	(453)	(3,249)
Gain (loss) on sale of properties (d)	36	20,680
Other (d)	(1,830)	(88)

	$276,437	$205,338	35%

Expenses
Direct operating	34,812	32,372
Direct operating – non-cash stock compensation (b)	729	578
Production and ad valorem taxes	8,257	13,840
Exploration	12,278	15,504
Exploration – non-cash stock compensation (b)	1,061	1,089
Abandonment and impairment of unproved properties	19,572	1,437
General and administrative	18,685	12,801
General and administrative – non-cash stock compensation (b)	6,225	4,611
Deferred compensation plan (e)	12,434	20,611
Interest	26,629	23,146
Depletion, depreciation and amortization	84,320	70,133

	225,002	196,122	15%

Income from operations before income taxes	51,435	9,216	458%

Income taxes
Current	—	886
Deferred	18,827	6,590

	18,827	7,476

Net income	32,608	1,740	1,774%

Earnings per share
Basic	$0.21	$0.01	2,000%
Diluted	$0.21	$0.01	2,000%

Weighted average shares outstanding, as reported
Basic	153,719	147,742	4%
Diluted	157,231	153,790	2%

(a)	See separate oil and gas sales information table.

(b)	Costs associated with FASB 123R and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(c)	Included in Derivative fair value income in 10-Q.

(d)	Included in Other revenues in the 10-Q.

(e)	Reflects the change in the market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION

OPERATING HIGHLIGHTS
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Average Daily Production
Oil (bbl)	8,022	8,292	-3%
Natural gas liquids (bbl)	4,703	3,434	37%
Gas (mcf)	339,470	300,250	13%
Equivalents (mcfe) (a)	415,818	370,605	12%

Average Prices Realized (b)
Oil (bbl)	$59.64	$70.25	-15%
Natural gas liquids (bbl)	$16.22	$52.06	-69%
Gas (mcf)	$6.47	$9.25	-30%
Equivalents (mcfe) (a)	$6.62	$9.55	-31%

Direct Operating Costs per mcfe (c)
Field expenses	$0.88	$0.90	-2%
Workovers	$0.05	$0.06	-17%

Total operating costs	$0.93	$0.96	-3%

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

(b)	Average prices, including all cash-settled derivatives.

(c)	Excludes non-cash stock compensation.
BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2009	2008
	Unaudited	Audited
Assets
Current assets	$133,180	$182,881
Current unrealized derivative gain	279,383	221,430
Oil and gas properties	4,994,518	4,852,710
Transportation and field assets	90,329	86,228
Unrealized derivative gain	1,461	5,231
Other	216,387	214,063

	$5,715,258	$5,562,543

Liabilities and Stockholders’ Equity
Current liabilities	$311,657	$351,449
Current asset retirement obligation	2,313	2,055
Current unrealized derivative loss	—	10

Bank debt	807,000	693,000
Subordinated notes	1,097,770	1,097,668

Total long-term debt	1,904,770	1,790,668

Deferred taxes	798,040	783,391
Unrealized derivative loss	364	—
Deferred compensation liability	103,482	93,247
Long-term asset retirement obligation and other	86,061	83,890

Common stock and retained earnings	2,425,773	2,388,883
Treasury stock	(8,557)	(8,557)
Other comprehensive income	91,355	77,507

Total stockholders’ equity	2,508,571	2,457,833

	$5,715,258	$5,562,543

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATIONS
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2009	2008
Net income	$32,608	$1,740
Adjustments to reconcile net income to net cash provided by operations:
Loss from equity investment	919	275
Deferred income tax expense (benefit)	18,827	6,590
Depletion, depreciation and amortization	84,320	70,133
Exploration dry hole costs	123	4,968
Abandonment and impairment of unproved properties	19,572	1,437
Mark-to-market losses on oil and gas derivatives not designated as hedges	(31,525)	135,221
Ineffective hedging (gain) loss	453	3,249
Allowance for bad debt	—	—
Amortization of deferred financing costs and other	1,050	629
Deferred and stock-based compensation	21,164	27,211
(Gain) loss on sale of assets and other	(4)	(20,468)

Changes in working capital:
Accounts receivable	45,396	(31,356)
Inventory and other	(1,722)	1,278
Accounts payable	(38,099)	1,457
Accrued liabilities	(3,921)	3,939

Net changes in working capital	1,654	(24,682)

Net cash provided from operations	$149,161	$206,303

RECONCILIATION OF CASH FLOWS, a non-GAAP measure
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2009	2008
Net cash provided from operations, as reported	$149,161	$206,303

Net change in working capital	(1,654)	24,682

Exploration expense	12,155	10,536

Other	(1,390)	(682)

Cash flow from operations before changes in working capital, non-GAAP measure	$158,272	$240,839

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2009	2008
Basic:
Weighted average shares outstanding	156,902	149,927
Stock held by deferred compensation plan	(3,183)	(2,185)

	153,719	147,742

Dilutive:
Weighted average shares outstanding	156,902	149,927
Dilutive stock options under treasury method	329	3,863

	157,231	153,790

RANGE RESOURCES CORPORATION
OIL AND GAS SALES INFORMATION
A Non-GAAP Measure
(Unaudited, in thousands, except per unit data)

	Three Months Ended
	March 31,
	2009	2008
Oil and gas sales components:
Oil sales	$28,080	$71,419
NGL sales	6,866	16,267
Gas sales	116,920	214,516

Cash-settled hedges (effective):
Crude oil	9,365	(15,392)
Natural gas	41,958	20,574

Total oil and gas sales, as reported	$203,189	$307,384	-34%

Derivative fair value income (loss) components:
Cash-settled derivatives (ineffective):
Crude oil	$5,614	$(3,019)
Natural gas	38,861	17,722

Change in mark-to-market on unrealized derivatives	31,525	(135,221)
Unrealized ineffectiveness	(453)	(3,249)

Total derivative fair value income (loss), as reported	$75,547	$(123,767)

Oil and gas sales, including cash-settled derivatives:
Oil sales	$43,059	$53,008
Natural gas liquid sales	6,866	16,267
Gas sales	197,739	252,812

Total	$247,664	$322,087	-23%

Production during the period:
Oil (bbl)	721,960	754,545	-4%
Natural gas liquid (bbl)	423,261	312,500	35%
Gas (mcf)	30,552,333	27,322,774	12%
Equivalent (mcfe) (a)	37,423,659	33,725,044	11%

Production – average per day:
Oil (bbl)	8,022	8,292	-3%
Natural gas liquid (bbl)	4,703	3,434	37%
Gas (mcf)	339,470	300,250	13%
Equivalent (mcfe) (a)	415,818	370,605	12%

Average prices realized, including cash-settled hedges and derivatives:
Crude oil (per bbl)	$59.64	$70.25	-15%
Natural gas liquid (per bbl)	$16.22	$52.06	-69%
Gas (per mcf)	$6.47	$9.25	-30%
Equivalent (per mcfe) (a)	$6.62	$9.55	-31%

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

RANGE RESOURCES CORPORATION
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES AS REPORTED TO INCOME FROM OPERATIONS BEFORE INCOME TAXES EXCLUDING CERTAIN NON-CASH ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
As reported	$51,435	$9,216	458%
Adjustment for certain non-cash items
(Gain) loss on sale of properties	(36)	(20,680)
Change in mark-to-market on unrealized derivatives	(31,525)	135,221
Ineffective hedging (gain) loss	453	3,249
Abandonment and impairment of unproved properties	19,572	1,437
Transportation and gathering – non-cash stock compensation	276	127
Direct operating – non-cash stock compensation	729	578
Exploration expenses – non-cash stock compensation	1,061	1,089
General & administrative – non-cash stock compensation	6,225	4,611
Deferred compensation plan – non-cash stock compensation	12,434	20,611

As adjusted	60,624	155,459	-61%

Income taxes, adjusted
Current	—	886
Deferred	22,190	58,188

Net income excluding items listed above, a non-GAAP measure	$38,434	$96,385	-60%

Non-GAAP earnings per share
Basic	$0.25	$0.65	-62%

Diluted	$0.24	$0.63	-62%

GAAP diluted shares outstanding	157,231	153,790	2%

HEDGING POSITION
As of April 28, 2009
(Unaudited)

	Gas		Oil
	Volume	Average	Volume	Average
	Hedged	Hedge	Hedged	Hedge
	(Mmbtu/d)	Prices	(Bbl/d)	Prices
Calendar 2009 Swaps	86,342	$7.73	—	—
Calendar 2009 Collars	191,027	$7.57 - $8.39	8,000	$64.01 - $76.00
Note: Details as to the Company’s hedges are posted on its website and are updated periodically.